Exhibit 99.1

C-BASS CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC	FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE

C-BASS 335 Madison Avenue New York, NY 10017 www.c-bass.com	FIELDSTONE INVESTMENT CORPORATION 11000 Broken Land Parkway Columbia, MD 21044 www.FieldstoneInvestment.com

CONTACTS:

C-BASS Lisa Brzezinski Vice President 212.850.7724 Lisa.Brzezinski@c-bass.com	FIELDSTONE INVESTMENT CORPORATION Mark Krebs Senior Vice President 410.772.7275 mkrebs@fmcc.com

C-BASS and Fieldstone Investment Corporation
Amend Merger Agreement

Fieldstone Stockholders to Receive $4.00 Per Share in Cash and C-BASS to Provide Additional
Liquidity to Fieldstone

New York, New York; Columbia, Maryland; March 16, 2007 – Credit-Based Asset Servicing and Securitization LLC (C-BASS), the established leader in servicing and securitizing credit-sensitive residential mortgages, and an affiliate of MGIC (NYSE:MTG) and Radian Group Inc. (NYSE:RDN), and Fieldstone Investment Corporation (Nasdaq:FICC), a mortgage banking company that originates, sells, and invests primarily in non-conforming single-family residential mortgage loans, today announced that they have amended their previously announced merger agreement to reduce the per share purchase price to $4.00 per share. The reduction in purchase price reflects the cost to provide Fieldstone with needed additional liquidity, pending the closing of the merger. This additional liquidity will be provided through the sale to C-BASS, at Fieldstone’s option, of securities and mortgage loans owned by Fieldstone.

Michael J. Sonnenfeld, Fieldstone’s President and CEO, stated “The recent severe deterioration of the market for subprime loans has sharply reduced our liquidity and has required us to reduce our merger price in exchange for immediate added liquidity prior to completing our proposed merger with C-BASS.”

John Draghi, Chief Operating Officer at C-BASS, said “We are confident that this strategic acquisition will be a positive contributor to C-BASS over the long term.”

Completion of the merger remains contingent on various closing conditions, including regulatory approvals, certain consents of third parties and the approval of holders of a majority of Fieldstone’s outstanding common stock. Fieldstone’s stockholders will be asked to vote to approve the proposed transaction at a special meeting to be announced.

Fieldstone will file a Form 12b-25 notification of late filing with the Securities and Exchange Commission to receive a 15 day extension to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to include a description of the terms of this amendment.

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About C-BASS

C-BASS, based in New York, is a leading issuer, servicer and investor specializing in credit-sensitive residential mortgage assets. C-BASS is a limited liability company capitalized by MGIC Investment Corporation (NYSE:MTG), Radian Group Inc. (NYSE:RDN), and C-BASS management. MGIC Investment Corporation, based in Milwaukee, WI is the parent of Mortgage Guaranty Insurance Corporation (MGIC), and Radian Group Inc., based in Philadelphia, PA is the parent of Radian Guaranty Inc.

About Fieldstone Investment Corporation

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors that could affect, prevent or delay the closing of the transactions described in this release and such other risk factors affecting Fieldstone include, but are not limited to (i) the potential inability to satisfy the conditions to closing of the merger or the possibility that Fieldstone’s stockholders do not approve the merger, (ii) Fieldstone’s ability to implement or change aspects of its portfolio strategy; (iii) interest rate volatility and the level of interest rates generally; (iv) the sustainability of loan origination volumes and levels of origination costs; (v) compliance with the covenants in Fieldstone’s credit and repurchase facilities and continued availability of credit facilities for the liquidity it needs to support its origination of mortgage loans; (vi) the ability to sell or securitize mortgage loans on favorable economic terms; (vii) deterioration in the credit quality of Fieldstone’s loan portfolio; (viii) the nature and amount of competition; (ix) the impact of changes to the fair value of Fieldstone’s interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (x) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Fieldstone and C-BASS. In connection with the proposed transaction, Fieldstone will file a proxy statement with the Securities and Exchange Commission (SEC). Fieldstone stockholders are urged to read the proxy statement filed with the SEC carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to Fieldstone stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by Fieldstone with the SEC free of charge at the SEC’s website at www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Fieldstone’s website, www.fieldstoneinvestment.com, or by contacting Mark Krebs, Senior Vice President, Fieldstone Investment Corporation, telephone (410) 772.7275.

Participants in the Solicitation

Fieldstone and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Fieldstone in respect to the proposed transaction. Information about Fieldstone and its directors and executive officers, and their ownership of Fieldstone securities is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of Fieldstone which was filed with the SEC on April 26, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement relating to the proposed transactions, when it becomes available.

Source: Fieldstone Investment Corporation and C-BASS

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